Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

I consent to the incorporation in Registration Statement of Lutcam, Inc. on Amendment Number 12 to Form SB-2 relating to the financial statements of and management’s report of the effectiveness of internal control over financial reporting, appearing in this SB-2, Amendment 12, of Lutcam, Inc. for the year ended December 31, 2005.

JOHN KINROSS-KENNEDY, CPA

Irvine, California
June 8, 2006